JOHN H. LIVELY, Managing Partner
john.lively@practus.com
7001 N. Scottsdale Road, Suite 2040
Scottsdale, AZ 85253
(913) 660-0778
September 28, 2026

ETF Opportunities Trust
8730 Stony Point Parkway, Suite 205
Richmond, VA 23235
Ladies and Gentlemen:
We hereby consent to the use of our name and to the reference to our firm in the Prospectus and under the caption “Legal Counsel” in the Statement of Additional Information for the REX AI Premium Equity Income ETF, which is included in Post-Effective Amendment No. 1018 to the Trust’s Registration Statement under the Securities Act of 1933, as amended (No. 333-234544), and Amendment No. 1020 to the Trust’s Registration Statement under the Investment Company Act of 1940, as amended (No. 811-23439), on Form N-1A.
If you have any questions concerning the foregoing, please contact the undersigned at (913) 660-0778 or John.Lively@practus.com.
    Regards,
        /s/ John H. Lively
        On behalf of Practus, LLP